Exhibit 99.1

News Release

Contacts:
Investor Relations	Media Relations
Jeff Norris Danielle Dietz	Julie Rakes Tatiana Stead
703.720.2455 703.720.2455	804.284.5800 703.720.2352

FOR IMMEDIATE RELEASE: July 13, 2011

Capital One Announces Pricing of $2 Billion Common Stock Offering

McLean, Va. (July 13, 2011) — Capital One Financial Corporation (NYSE: COF) today announced that it has priced a public offering of 40 million shares of its common stock at a per share price of $50.00, which will be subject to the forward sale agreements described below. Barclays Capital, Morgan Stanley, BofA Merrill Lynch and J.P. Morgan are acting as book-running managers for the offering. Capital One also has granted the underwriters a 30-day option to purchase an additional 6 million shares of common stock from Capital One at the same price to cover any over-allotments. Any shares purchased pursuant to the underwriters’ option to purchase additional shares are not subject to the forward sale agreements. The offering is expected to close on July 19, 2011, subject to customary closing conditions. Capital One intends to use the net proceeds received upon settlement of the forward sale agreements and any exercise of the over-allotment option to fund a portion of its previously announced acquisition of ING Direct.

In connection with the offering of its common stock, Capital One entered into forward sale agreements with Barclays Capital and Morgan Stanley, whom we refer to as the forward purchasers. The forward purchasers or their affiliates have agreed to borrow and sell to the public, through the underwriters, shares of Capital One’s common stock. The settlement of the forward sale agreements is expected to occur no later than approximately seven months following the date of the common stock offering. Capital One expects to settle the forward sale agreements entirely by the physical delivery of shares of its common stock unless, subject to certain conditions, it elects cash or net share settlement for all or a portion of its obligations under the forward sale agreements.

The public offering is being made pursuant to an effective shelf registration statement that has been filed with the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the prospectus supplement and the base prospectus relating to these securities may be obtained from (i) Barclays Capital Inc. by calling 1-888-603-5847, by mail at Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by e-mail, at Barclaysprospectus@broadridge.com, or (ii) Morgan Stanley & Co. LLC, by calling 1-866-718-1649, by mail at Morgan Stanley Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Dept., or by e-mail at prospectus@morganstanley.com, Telephone: (866) 718-1649.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the common stock or any other security of Capital One, nor shall there be any sale of the common stock in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-looking statements

The company cautions that its current expectations in this release dated July 13, 2011, and the company's plans, objectives, expectations, and intentions, are forward-looking statements which speak only as of the date hereof. The company does not undertake any obligation to update or revise any of the information contained herein whether as a result of new information, future events or otherwise. Actual results could differ materially from current expectations due to a number of factors, including, but not limited to: general economic conditions in the U.S., the U.K., Canada or the company's local markets, including conditions affecting consumer income, confidence, spending, and savings which may affect consumer bankruptcies, defaults, charge-offs, deposit activity, and interest rates; financial, legal, regulatory, tax or accounting changes or actions, including the impact of the Dodd-Frank Act and the regulations promulgated thereunder; developments, changes or actions relating to any litigation matter involving the company; increases or decreases in interest rates; the success of the company's marketing efforts in attracting or retaining customers; changes in the credit environment; increases or decreases in the company's aggregate loan balances or the number of customers and the growth rate and composition thereof; the level of future repurchase or indemnification requests the company may receive, the actual future performance of mortgage loans relating to such requests, the success rates of claimants against the company, any developments in litigation and the actual recoveries the company may make on any collateral relating to claims against it; changes in the reputation of or expectations regarding the financial services industry or the company with respect to practices, products, or financial condition; any significant disruption in the company’s operations or technology platform; the company's ability to execute on its strategic and operational plans; changes in the labor and employment market; competition from providers of products and services that compete with the company's businesses; the possibility that regulatory and other approvals and conditions to the ING Direct acquisition are not received or satisfied on a timely basis or at all; the possibility that modifications to the terms of the ING Direct acquisition may be required in order to obtain or satisfy such approvals or conditions; changes in the anticipated timing for closing the ING Direct acquisition; difficulties and delays in integrating the company’s and ING Direct’s businesses or fully realizing projected cost savings and other projected benefits of the ING Direct acquisition; business disruption during the pendency of or following the ING Direct acquisition; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; diversion of management time on issues related to the ING Direct acquisition; and changes in asset quality and credit risk as a result of the ING Direct acquisition. A discussion of these and other factors can be found in the company's annual report and other reports filed with the Securities and Exchange Commission, including, but not limited to, the company's report on Form 10-K for the fiscal year ended December 31, 2010.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A. and Capital One Bank (USA), N.A., had $126.1 billion in deposits and $199.8 billion in total assets outstanding as of June 30, 2011. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Capital One, N.A. has approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia, and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.